CSW
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Central and South West Corporation
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NEWS RELEASE
1616 Woodall Rodgers Freeway
P.O. Box 660164 - Dallas, Texas 75266-0164

                                Central Power and Light Company, Corpus Christi Public Service Company of Oklahoma, Tulsa Southwestern Electric Power Company, Shreveport West Texas Utilities Company, Abilene
                                Central and South West Services, Inc., Dallas
                                  and Tulsa
                                CSW Communications, Inc., Austin
                                CSW Credit, Inc., Dallas
                                CSW Energy, Inc., Dallas
                                CSW International, Inc., Dallas
                                CSW Leasing, Inc., Dallas
                                EnerShop Inc., Dallas
                                SEEBOARD plc, Crawley, West Sussex, U.K.


                                                 OCT. 1, 1996
                                                 FOR IMMEDIATE RELEASE
                                                 (For additional information,
                                                 see contacts at end of release)

                 MEMBERS COMMITTEE, SWEPCO, ENTERGY GULF STATES
                   FILE AMENDED REORGANIZATION PLAN FOR CAJUN

        The Cajun Electric Members Committee, Southwestern Electric Power Company (SWEPCO) and Entergy Gulf States, Inc. have filed an amended reorganization plan for Cajun Electric Power Cooperative, Inc., in the U.S. Bankruptcy Court for the Middle District of Louisiana (Case No. 94-11474).
        The filing on Monday (Sept. 30) complies with a new schedule of proceedings, which set a Sept. 30 deadline for filing amended plans, disclosure statements and related documents, and a Dec. 16 date to begin confirmation hearings.
        Under the amended plan and related documents:
        * A SWEPCO subsidiary or affiliate will acquire Cajun's non-nuclear assets for $780 million in cash. Up to an additional $20 million would be funded to pay certain other bankruptcy claims and expenses.
        * SWEPCO and the Members will enter into new 25-year power supply agreements which provide the cooperatives with competitive wholesale rates starting at approximately 3.74 cents per kilowatt-hour. The cooperatives also get the flexibility to acquire additional power on the open market when their requirements exceed mutually agreed upon levels of generating capacity available from SWEPCO.
        "The Members/SWEPCO/Entergy Gulf States plan will provide significant rate relief to the customers of the Cajun Member cooperatives across Louisiana, while maximizing value to the estate," said Marvin McGregor, SWEPCO's Cajun Electric project manager.
        "Higher rates proposed in other plans simply mean the cooperatives and their customers will remain at a competitive disadvantage longer than necessary. The new power supply agreements between the Members and SWEPCO will mean long-term stability and increased competitiveness for the cooperatives," McGregor said.
        In addition to spurring economic growth with competitive rates, the new agreements also will give the cooperatives access to the open market for future power supply needs. "Other bidders have proposed full-requirements contracts, making the cooperatives captive customers for all future energy needs. SWEPCO and the Members have mutually agreed to wholesale rates and market flexibility, which will increase the cooperatives' competitiveness," McGregor said.
        The Members/SWEPCO/Entergy Gulf States plan settles all claims and litigation in the complex bankruptcy case, including potentially costly and protracted litigation over power supply contract rights.
        "We steadfastly maintain the existing contracts cannot be assumed by another party without the Member cooperatives' consent," said David Kleiman, attorney for the Members Committee. "However, the Members have chosen to negotiate new power supply agreements with SWEPCO and present them as part of the reorganization plan. This would render the contracts issue moot, and no other plan can bring that to the table," Kleiman said.
        McGregor said, "Bottom line, we can move forward with this plan now, without years of litigation and delay. Cajun's largest creditor, the Rural Utilities Service, faces a loss of several hundred million dollars in the value of the estate due to delays, plus a risky nationwide precedent regarding the Members' power supply agreements. The Members/SWEPCO/Entergy Gulf States plan gives the estate the opportunity to avoid the costs of delay and receive substantial value immediately."
        "In addition, the competitive wholesale rates proposed in the plan mean it can be supported by the Louisiana Public Service Commission," McGregor said.

        The plan also incorporates the terms of a global settlement of issues related to Cajun Electric's interest in the River Bend nuclear generating station.
        SWEPCO is a wholly owned electric subsidiary of Central and South West Corporation (NYSE: CSR). Entergy Gulf States, formerly known as Gulf States Utilities, is a wholly owned subsidiary of Entergy Corporation (NYSE: ETR).
                                   # # #


For more information, contact:

Cajun Electric Members Committee
David Kleiman of Dann Pecar Newman & Kleiman (Indianapolis)
(317) 632-3232

Southwestern Electric Power Company
Peter Main
(318) 673-3530
or Scott McCloud
(318) 673-3532

Central and South West Corporation
Gerald Hunter
(214) 777-1165


Financial community contact:
Sharon R. Peavy
Director, Investor Relations for Central and South West Corporation